As Filed with the Securities and Exchange Commission on November 29, 2005

                           Registration No. 333-127612

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                FIFTH AMENDMENT


                            FUEGO ENTERTAINMENT, INC.
                 ----------------------------------------------
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)



            Nevada                      7900                      20-2078925
-----------------------------  ----------------------------  ------------------
(State or jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)



                               19250 NW 89th Court
                                 Miami, FL 33018
                             (305) 829-3777 (ADDRESS
                        AND TELEPHONE NUMBER OF PRINCIPAL
                               EXECUTIVE OFFICES)

                     HUGO M. CANCIO, CHIEF EXECUTIVE OFFICER
                               19250 NW 89th Court
                                 Miami, FL 33018
                              (305) 829-3777 (NAME,
                         ADDRESS AND TELEPHONE NUMBER OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

                            THE O'NEAL LAW FIRM, P.C.
                       Attention: William D. O'Neal, Esq.
                             17100 E. Shea Boulevard
                                   Suite 400-D
                          Fountain Hills, Arizona 85268
                               Tel:(480) 812-5058
                               Fax: (480) 816-9241

       Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
 Title of Securities to be      Amount to be     Proposed maximum offering     Proposed maximum aggregate    Amount of
       Registered (1)            registered           price per share (3)              offering            registration
                                                                                       price (US $)            Fee (2)
-----------------------------------------------------------------------------------------------------------------------
 Common stock to be Offered      12,534,647              $0.25                         $3,133,661.70          368.83
   for resale by selling
      stockholders
-----------------------------------------------------------------------------------------------------------------------


(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee.

(3) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED ______________.


                            FUEGO ENTERTAINMENT, INC.
                              A NEVADA CORPORATION
              RELATING TO THE RESALE OF UP TO 12,534,647 SHARES OF
                     FUEGO ENTERTAINMENT, INC. COMMON STOCK

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Fuego Entertainment, Inc. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 12,534,647 shares of our common stock which were issued from January 1, 2005, to November 15, 2005, in connection with private placements;

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $3,133,661.70. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. We cannot guarantee that our shares of common stock will ever be quoted on the Over-the-Counter Bulletin Board or other national exchange. As a result, no public market for our shares of common stock may ever develop and investors may not be able to resell their shares.

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is _____________.


The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

                                                                     PAGE NUMBER



PROSPECTUS SUMMARY .......................................................... 5

RISK FACTORS ................................................................ 7

FORWARD-LOOKING STATEMENTS ................................................. 11

USE OF PROCEEDS ............................................................ 11

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................... 12

DIVIDEND POLICY ............................................................ 12

MANAGEMENT'S DISCUSSION AND ANALYSIS ....................................... 12

DESCRIPTION OF BUSINESS .................................................... 19

LEGAL PROCEEDINGS ...........................................................23

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ............... 24

EXECUTIVE COMPENSATION ......................................................25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..............................25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............ . 26

DESCRIPTION OF COMMON STOCK ................................................ 27

PLAN OF DISTRIBUTION ....................................................... 27

DETERMINATION OF OFFERING PRICE ............................................ 29

SELLING SHAREHOLDERS ....................................................... 29

LEGAL MATTERS .............................................................. 32

TRANSFER AGENT ............................................................. 32

EXPERTS .................................................................... 32

INTEREST OF NAMED EXPERTS .................................................. 32

DISCLOSURE  OF SEC  POSITION OF  INDEMNIFICATION  FOR  SECURITIES  ACT
      LIABILITIES .......................................................... 32

WHERE YOU CAN FIND MORE INFORMATION ........................................ 33

FINANCIAL STATEMENTS ....................................................... 34

INDEMNIFICATION OF DIRECTORS AND OFFICERS .................................. 46

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ................................ 47

RECENT SALES OF UNREGISTERED SECURITIES .................................... 48

EXHIBITS ................................................................... 51

UNDERTAKINGS ............................................................... 51

SIGNATURES ................................................................. 52

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement. The selling shareholders ("Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our", the "Company", and "Fuego Entertainment, Inc." All dollar amounts refer to United States dollars unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

GENERAL

Fuego Entertainment, Inc. was originally incorporated under the laws of the State of Nevada on December 30, 2004 as" Durango Entertainment, Inc.". On February 15, 2005, we filed a Certificate of Amendment with the State of Nevada changing our name to "Fuego Entertainment, Inc." Our executive offices are located at 19250 NW 89th Court, Miami, Florida 33018, and our telephone number is (305) 829-3777.

OUR BUSINESS

We are engaged in the business of directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions. We also provide management, marketing, and public relations services to the entertainment industry

THE OFFERING

The prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") of Fuego Entertainment, Inc. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 12,534,647 shares of our common stock which were issued from January 1, 2005, through November 15, 2005, in connection with private placements.

The sales price to the public was set by the selling shareholders at $0.25 per share for a total of $3,133,661.70. The price of $0.25 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. We cannot guarantee that our shares of common stock will ever be quoted on the Over-the-Counter Bulletin Board or other national exchange. As a result, no public market for our shares of common stock may ever develop and investors may not be able to resell their shares. See "Plan of Distribution" on page 27 for a further description of how the Selling Shareholders may dispose of the shares covered by this prospectus.


NUMBER OF SHARES OUTSTANDING


There were 34,959,562 shares of our common stock issued and outstanding at November 15, 2005.


USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders. We will incur all costs associated with this prospectus and related registration statement.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

------------------------------ ------------------------- --------------------
                               As of August 31, 2005       December 30, 2004
     Income Statement                                        (inception)
                                                             To May 31, 2005
------------------------------ ------------------------- --------------------
Revenues                       $ 18,819                  $125,128
------------------------------ ------------------------- --------------------
Net Income (Loss)              $(12,255)                 $ 39,489
------------------------------ ------------------------- --------------------
Net Income (Loss per Share)    *                         *
------------------------------ ------------------------- --------------------
     Balance Sheet
------------------------------ ------------------------- --------------------
Total Current Assets           $ 29,680                  $ 29,239
------------------------------ ------------------------- --------------------
Total Current Liabilities      $ 51,685                  $ 43,310
------------------------------ ------------------------- --------------------
Shareholders' Equity           $128,394                  $ 98,820
------------------------------ ------------------------- --------------------

* = less than $0.01 per share

                                  RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. You could lose all or part of your investment due to any of these risks.

WE MAY REQUIRE ADDITIONAL FUNDING IN THE FUTURE TO REMAIN A GOING CONCERN.

Based upon our historical losses from operations, we mayl require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our business plan and achieve profitability will be greatly limited. Historically, we have funded our operations through the issuance of equity securities. We may not be able to obtain additional financing on favorable terms, if at all. In the event the such funding is insufficient or unavailable, we have not formulated a plan to continue as a going concern and investors could lose their entire investment.

THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL EVER BE PUBLICLY TRADED OR APPRECIATE SIGNIFICANTLY IN VALUE AND INVESTORS MAY NOT BE ABLE TO FIND PURCHASERS FOR THEIR SHARES OF OUR COMMON STOCK.

There is no public market for shares of our common stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. While we, in conjunction with broker-dealers, intend to apply to the NASD to have our stock publicly traded on the Over-the-Counter Electronic Bulletin Board, no assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community.

THE SEC HAS ADOPTED RULES THAT REGULATE BROKER-DEALER PRACTICES IN CONNECTION WITH TRANSACTIONS IN "PENNY STOCKS" THAT COULD NEGATIVELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK.


Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 34,959,562 shares of common stock issued and outstanding as of November 15, 2005. When this registration statement is declared effective, the Selling Stockholders will be able to resell up to 12,534,647 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.


Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

OUR COMPETITORS HAVE SIGNIFICANTLY GREATER FINANCIAL, MANAGERIAL, DISTRIBUTION AND MARKETING RESOURCES THAN WE DO AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE WITH THESE COMPETITORS.

Our competitors are major and independent entertainment companies. We are a small company compared to most of our competitors, and many such competitors have greater financial, managerial, distribution and marketing resources than us. In addition, these competitors may have pre-existing relationships with providers and purchasers that we will be trying to develop. Existing or future competitors may develop or offer services that provide price, service or other advantages over those offered by us. If we fail to compete successfully against our current or future competitors with respect to these or other factors, our business, financial condition, and results of operations may be materially and adversely affected and could affect our ability to remain an on-going concern.

MR. CANCIO CONTROLS OUR OPERATIONS AND MATTERS REQUIRING SHAREHOLDER APPROVAL AND THEREFORE HAS THE ABILITY TO SIGNIFICANTLY INFLUENCE ALL MATTERS REQUIRING SHAREHOLDER APPROVAL.


Hugo M. Cancio, our sole officer and director, controls 37.96% of our outstanding shares of common stock. As a result, Mr. Cancio will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow Mr. Cancio to control the future course of our company. Mr. Cancio does not intend to purchase any of the shares in this offering.

OUR  BUSINESS  IS  DIFFICULT  TO  EVALUATE  BECAUSE WE HAVE A LIMITED  OPERATING
HISTORY.

In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. Our inception was December 30, 2004 and, as a result, we have a limited operating history.

WE MAY EXPERIENCE DIFFICULTY IN ACQUIRING TALENT AND SUFFER FLUCTUATIONS IN OPERATING RESULTS.

The prerecorded music, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by unpredictable and constantly changing consumer taste. Accordingly, we are unable to offer any assurance as to the financial success of any of our proposed records or the popularity of any of our artists. Nor can we offer any assurance that we will be successful in developing any new artists. In addition, there can be no assurance that any of our artists will not request a release from his or her agreement with us. Because of the highly personal and creative nature of our contractual relationship with our artists, it is not feasible to force an unwilling artists to perform the terms of his or her contract. The loss of an artist could have a materially adverse effect on our business.

WE MAY BE ADVERSELY AFFECTED BY CONTINUING CHANGES IN THE RECORDING INDUSTRY AS WELL AS OUR DEPENDENCE UPON ATTRACTING RECORDING ARTISTS.

Our ability to succeed will be affected by, among other things, changes in consumer tastes, national, regional and local economic conditions, demographic trends and the type and number of competing recording. Since each project is an individual artistic work and its commercial success is primarily determined by unpredictable audience reaction, we can offer no assurance as to the economic success of any of our proposed records or CD's. Even if one of our records or CD's is an artistic success or recognized favorably by critics, we cannot offer any assurance that it will generate sufficient audience acceptance. In addition, we expect to be dependent upon our ability to attract recording artists. Competition for such persons, especially in the recording industry, is intense. Although Mr.Cancio has had past success in contracting recording artists with the requisite skills and experience, we cannot offer any assurance that we will be able to repeat this success.

THE ENTERTAINMENT INDUSTRY IS HIGHLY COMPETITIVE AND THERE IS NO ASSURANCE THAT WE WILL BE SUCCESSFUL.

The markets for recorded music are highly competitive. We believe that competition will intensify and increase in the future. Our competitors include other major, mini-major and independent recording companies. Compared to these competitors, we are a very small independent entertaininment company with a limited operating history. Since we are recently formed, have a limited history of business operations and have not previously raised significant capital, virtually all of these competitors enjoy substantial competitive advantages, such as:

     o    existing products and experience in the marketplace;
     o    greater name recognition and larger marketing budgets and resources;
     o    established marketing and customer relationships; and
     o    substantially greater financial, technical and other resources.

As a result, these competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies or customer requirements. Existing or future competitors may develop or offer products that provide price or other advantages over those we intend to offer. If we fail to compete successfully against current or future competitors with respect to these or other factors, its business, financial condition, and results of operations may be materially and adversely affected.

OUR SOLE OFFICER AND DIRECTOR MAY BE SUBJECT TO CONFLICTS OF INTEREST.

Our sole officer and director serves only part time and are subject to conflicts of interest. Mr. Cancio devotes part of his working time to other business endeavors and has responsibilities to other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the company. Because of these relationships, Mr. Cancio will be subject to conflicts of interest. Currently, we have no policy in place to resolve any such conflicts of interest.

ADDITIONAL ISSUANCES OF EQUITY SECURITIES MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. Common stock is our only authorized class of stock. The board of directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock from the Selling Shareholders, your proportionate ownership interest and voting power will be decreased accordingly. Further, any such issuance could result in a change of control.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements," as that term is used in federal securities laws, about our financial condition, results of operations and business. These statements include, among others:

o statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this Prospectus. Further, the information contained in this prospectus or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Shareholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this prospectus and related registration statement.

                                    DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our us, our net tangible book value will be unaffected by this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on any exchange and there is no public trading market for the common stock.


As of November 15, 2005, we had 44 shareholders of record.


DIVIDEND POLICY

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not indicate the intention of paying cash dividends either on our common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER COMPENSATION PLANS

We have no equity compensation plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 7 of this registration statement. Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

                                PLAN OF OPERATION

Fuego Entertainment, Inc. is primarily engaged in the directing, production, marketing and distribution of entertainment products, including feature and short films, documentaries, television shows, music and tour productions. We also provide management, marketing and public relations services to the entertainment industry.

Within the next six months, we plan to license the music library catalogue of Ciocan Entertainment Music Group, LLC, ("Ciocan") This library consists of 33 finished albums (over 300 tracks) by 8 different artists who are exclusively recording with Ciocan for the release of other future projects. Ciocan has marketed the catalogue to the Latin market, but we plan to penetrate the non-Hispanic markets and develop the current marketing efforts within the Latin base. We plan to develop live productions for our artists, in various cities and venues, and generate revenues from these live performances while marketing and promoting our recordings. The tour productions are national and international, for both our artists and other artists. As always, visibility will be key in the success of record and merchandise sales, and can be affected by any sudden changes in the economy. We are addressing this risk, largely based on past experience, by diversifying our market, products and scope (i.e. the addition of film and other media). To date, we have no agreement with Ciocan to license its music library catalogue. No definitive terms have yet to be agreed upon. Ciocan is also controlled by Mr. Cancio, and it is highly likely that an agreement to license Ciocan's music library will be reached between us and Ciocan within the next six months.

Once the Ciocan Music Catalog is licensed, we will develop the size of the catalogue by increasing the amount of albums we produce and distribute. In order to reduce costs and thereby reduce the risk involved, the initial projects will be compilations which we plan to release as new albums. This approach will allow for increased visibilityofour products. This approach is also a response to a current trend in the market where the demand for compilations has increased in recent years. We also plan to license some individual music tracks to other producers, or film production companies to generate additional working capital. Finally, we will develop additional artists within the Latin genre and create our own proprietary library of content. This development strategy includes sourcing and developing new and existing talent, networking with current music producers to evaluate available opportunities, and expanding on related distribution networks.

We are currently producing three documentaries and developing a reality show, a direct response to the current trend in primetime television. In the field of filmed entertainment (feature films and television shows), the Company is regularly negotiating the licensing or purchase of existing projects that are in the various phases of their lifecycle, including development, pre-production, principal photography, post-production. Management believes that once our on going filming projects, One Million Millionaires, Gold in Ecuador and Counterfeit Conspiracy are released, the sale and distribution of these documentaries will generate sufficient revenues to sustain us over the next twelve (12) months. We are expecting to release these new projects within the next 6 months, however, these are new endeavors, and as such carry a certain degree of uncertainty. Any shortage resulting from delays in release dates or other possible material risks are addressed through the previously mentioned music catalog. Additionally, we are also retained by customers to create a filmed product for hire. We have and will continue to generate revenues by engaging in work for hire, meaning projects for which our services are requested such as: corporate videos, music videos and consulting agreements with companies that assistant in how to reach the Hispanic Market in the US and abroad. Management believes that this type of activity, in addition to the proposed compilations in the music catalog, will create a steady source of revenues.

Additional sources of income will include projects where we will also act as an agent and contract organization for certain entertainment projects that are fully-developed by others. These services may include marketing, distribution, principal photography, development, pre- and post-production, introductory services, and many others that are within our realm of expertise.

We have established in-house, independent, national and international distribution channels to commercialize our products. However, we are seeking a major distributor that will help us to expand and penetrate world markets. Management firmly believes this goal can be achieved within the next year. As with all merchandise distribution, delays in release or securing a major distributor represent a financial uncertainty. This is a risk which we believe will be greatly reduced via the previously proposed outsourcing of services to other major entertainment companies and the expansion of the music catalog.

In addition to the above, we have invested $ 57,000 in a series of shows of Havana Nights Club, Celebrate Freedom Tour. Based on our fiscal and marketing plan for this endeavor and past experience with the same production, we expect to recoup our investment with the next up coming show to take place on December 31, 2005 in the Miami Arena. The venue for the performance is a 15,000 seat venue, and based on past productions, it is our opinion that not only will we recoup our original investment, but we will generate substantial revenues from this and the remaining shows. These funds will provide a fiscal safety net in the upcoming 6 to 9 months while the major distributor and reality show distributions are being sought.

For the past three months, we have continued to generate revenues by engaging on work for hire projects. However, our main goal has been to focus on the three film projects which are currently in final stages of production ( reviewing films and getting ready for post-production), and post production ( editing). For this reason we had a substantial decline in revenues earned in the past three months, which created a loss for that period. While these film projects are being completed we will continue to seek work for hire and consulting services.

In the field of filmed entertainment (feature films and television shows), we are not currently seeking any specific opportunities at this time. In the future we intend to actively seeking opportunities to negotiate the licensing or purchase of existing projects that are in various phases of their lifecycle, including development, pre-production, principal photography and post production. We will also create filmed products for customers on a "for hire" basis.

We also intend to utilize our extensive network of contacts to gain access to quality products by established industry participants. To avoid cost overruns and fixed overhead charges in our current stage of operations, we engage third-party participants to fulfill the execution of our projects, from camera crews to editing facilities. We further intend to access various distributors for penetration into the diverse windows of distribution, depending upon the project's commercial viability and our marketing approach.

For the past 8 years Mr. Cancio has worked in the entertainment industry, having produced several US and European Tours, co-produced films and documentaries as well as many music albums. Mr. Cancio's tour credits include the U.S. and
European tours of Manolin and El Medico de la Salsa, the European tour of Gilberto Santa Rosa, the U.S. tours of La Charanga, Paulito FG, Elio Reve and Isaac Delgado. Mr. Cancio's film and documentary credits include "Zafiros Locura Azul", "Music from the Edge of Time"and "Amor Ciego (Blind Love). Mr. Cancio has attended music and film conventions and festivals around the world, and been nominated for two Latin Grammy Awards. This experienced has afforded Mr. Cancio the opportunity to collaborate with other executives in the field, and associate with music and film producers, actors, directors, financiers, distributors, and high level executives. Mr. Cancio has established a vast network of contacts around the world including those who are considered to be "established industry," meaning the largest and most successful entities such as Sony/BMG, Sony Music Latin, Universal, Universal Latino, Miramax Films, Tribeca, Telemundo/NBC, Univision television Networks, Grupo Prisa in Spain, Tota Production in Italy,Ahora Corporation in Japan. These contacts will assist us in obtaining access to key decision makers in these organizations responsible for promotion and distribution of the kind of products we seek to produce,market and distribute in the domestic and international market place.

Fuego is actively seeking a licensing agreement with Ciocan Entertainment, Tota Productions, and others. Example: Fuego is seeking a licensing agreement with Ciocan Music in order to market and distribute its music catalog. Example of some of Ciocan products:Manolin, El medico de la Salsa, Live CD recorded in Miami, titled, El Puente, Carlos Manuel, etc. We are also seeking the
opportunity  to  represent  several  Puerto  Rican,  reggetton   artist,example:
Willfredo Batista/aka, "Will B", OZ, the Latin Power. We are also interested in producing, marketing and distributing their CD's. Fuego is also seeking to present the concert of Havana Night Club, the show in the island of Puerto Rico which we believe is a strong market for this product. There are no formal agreements signed with any of the above mentioned entities or individuals at the present time.

We have generated revenues by engaging in work for hire such as the production of corporate videos and consulting services. We have produced several corporate videos and television pilots that have generated substantial revenues for the company, it is our intention to continue offering these type of services as they incur no cost for the company, all is paid by the client. We have also generated revenues by providing consulting services to companies that are in need of reaching the US Hispanic Markets with their products or services. Consulting services do not incur cost either for our company since all we are offering is our knowledge, experience and know how. The company will continue seeking these consulting activities in order to generate revenues.

We do not expect to incur significant cost and expense in the next 12 months as most of our filming projects are in their final stages. Our investment project ( Havana nights club) will not incur further cost or expense and will be recouped by December 31, 2005.

We are currently engaged in producing four filming projects, one corporate video ( work for hire) Kiddy Inc. and two infomercials for Cremas del Mar Negro. We are also producing a music video for L for Latin Music Record Label. These project will generate revenues for our company, however we are expecting to generate revenues from our own projects, such as our investment in the Celebrate Freedom Tour of Havana Night Club and from the sales and distribution of our three in-house film projects.

We estimate that we will need proximally $250,000 to continue operations for the next 12 months. We believe we could generate these funds by properly executing our plan of operations, meaning the licensing of Ciocan Entertainment music catalog, the sales and distribution of our three filming projects, the return of our investment in the Havana Night Club tour, the sales and distribution of our three filming projects and continuing to seek and engage in for for hire such as consulting services and the production of corporate and music videos for other companies.

We do not expect to purchase any significant equipment. We will increase the number of our employees over the next twelve (12) months by one to two employees: one who will be responsible for internal bookkeeping and accounting issues, and another who will serve as an executive assistant to Mr. Cancio. Our current strategy is to outsource where possible because it is management's belief that this strategy, at our current level of development, gives us access to the best services available, leads to lower overall costs, and provides us the most flexibility for our business operations. For the time being Fuego will outsource the following services: Cameraman, assistant producer or producers, editors, sound technicians, advertising and marketing services.

While we anticipate that we can fund our current operations out of our existing cash flows, certain aspects of our business plan for the next twelve (12) months may require additional funding. Such funds may be raised through equity and/or debt financing, or through possible participation in various partnerships that we may enter into over the next twelve (12) months. There is no assurance that such financing will be available to us, or that such financing, if available, will be upon terms acceptable to us.

        FOR THE PERIOD FROM DECEMBER 30, 2004 (INCEPTION) TO MAY 31, 2005

Our net income for the period from inception to May 31, 2005 (a 5 month period) was $39,489, which provided net cash flows of $7,479, consisting of $82,856 from operating activities, $37,925 from financing activities, less $113,302 applied to investing activities.

The gross revenues for this period were from filming, $121,628, and $3,500 was from publicist services for the first month of a 6 month contract. Direct costs associated with filming revenues were $17,000.

The filming activities, all of which were completed as of May 31, 2005, consisted of shooting corporate videos for three U S companies whose projects were filmed in California, Canada and Ecuador. These companies were Nevada Minerals, United States Canadian Minerals and CMKM Extreme Machines. The nature of the these filming projects consisted of 1), the filming of gold mining operations and production in Ecuador and Canada for two of companies, and 2), a car racing video which included interviews with the race car team investors, its personnel including management, drivers, mechanics, the assembly of a race car, and the race fans. There were no major expenses incurred in filming any of the three (3) videos, and there were no outsourcing arrangements in connection with any of the three (3) videos. This latter video produced the major portion of filming revenues because we were hired to shoot a video that was going to be used as a presentation/pilot for a possible reality show regarding how to organize an NHRA racing team. This required a preproduction, meaning preparing for the shoot: writing a script,asking the NHRA permission to film in their locations, (no cost involved for this) and traveling to several cities.

Further filming projects similar in nature are estimated to be the principal source of revenues in the near term because there is a significant market for corporate videos. Many companies are now educating or training their employees and associates through corporate videos, and others are presenting their companies and their operations through corporate videos or video presentations at trade and economic fares or conventions. We are trying to penetrate this market. Also, these are projects that requires no investment, and we get paid in full upon completion.

Publicist revenues originated from a 6 month contract with United States Canadian Minerals involving the creation of media awareness, interest in the company's products, services and executives activities. We also advised the company on how to handle media request for interviews. The term of this agreement was six (6) months, whereby we were paid $3,500 per month. This agreement expired on September 8, 2005. We do not expect revenues from this type of engagement to be a significant recurring revenue source.

Operating expenses, principally selling, general and administrative, included compensation for officer of $15,000, legal and accounting of $5,848, rent of $3,500, travel and entertainment of $16, 051, and the balance $11,095, office overhead.

At May 31, 2005, our total current assets were $29,239, and our total current liabilities were $43,310, resulting in a deficiency in working capital of $14,071. We expect that working capital requirements will continue to be funded through a combination of our existing funds, cash flow from operations and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Other assets at May 31, 2005, included production costs for four separate projects totaling $50,432. Revenue received towards one project, amounting to $4,691, was deferred until project completion and DVD's to be created there from are delivered. The other significant asset was the investment of $57,400 in a series of live entertainment shows from which the Company believes it will enjoy substantial revenues at their conclusion, targeted in 2006.


               FOR THE PERIOD FROM JUNE 1, 2005 TO AUGUST 31, 2005

For the past three months, we have continued to generate revenues by engaging on work for hire projects. However, our main goal has been to focus on the three film projects which are currently in final stages of production (reviewing films and getting ready for post-production), and post production editing. For this reason we had a substantial decline in revenues earned in the past three months, which created a loss for that period. While these film projects are being completed we will continue to seek work for hire and consulting services.

During these 3 months the principal source of revenue came from consulting, including the aforementioned monthly contract from U.S. Canadian Minerals for $10,200. One corporate video for Latin music was produced totaling $5,400. There were no costs relating to this quarter's revenue, only operating expenses, consisting largely of $9,000 for compensation for management, accounting fees of $4,665, rent of $2,100, and travel and meals of $11,063. Total expenses for the 3 months approximated the total expenses incurred for the previous 5 months considering the latter period included costs which were not recurring in the last 3 months.


LIQUIDITY AND CAPITAL RESOURCES

During the period from inception to August 31, 2005 the Company had net cash flows of $6.162, consisting of cash flows from operations of $85,200 and from financing activities of $47,762, less cash flows applied to investing activities of $126,800.

We expect that working capital requirements will continue to be funded through a combination of our existing funds, cash flow from operations and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital and anticipated cash flows are expected to be adequate to fund our operations over the next twelve (12) months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through our current revenues and the proceeds of the private placement of equity securities. While we have limited operations, current working capital and anticipated cash flow may not be enough to take advantage of certain business opportunities. We have limited financial resources available, which has had an adverse impact on our liquidity, activities and operations. These limitations have adversely affected our ability to obtain certain projects and pursue additional business. There is no assurance that we will be able to raise sufficient funding to enhance our financial resources sufficiently to generate volume for us, or to engage in any significant research and development, or purchase significant equipment. Over the long-term, we may need to rely on the issuance of our stock as a form of liquidity that may have dilutive effects to current shareholders. We are authorized to issue 75,000,000 shares of its $0.001 par value common stock. We plan to raise operating capital via debt and equity offerings in order to market and sell our products. However, there are no assurances that such offerings will be successful or sufficient to fund our operations. In the event the offerings are insufficient, we have not formulated a plan to continue as a Going Concern.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.


MATERIAL COMMITMENTS

We have no material commitments as at the date of this registration statement.

PURCHASE OF SIGNIFICANT EQUIPMENT

We do not intend to purchase any  significant  equipment  during the next twelve
(12) months.

RECENT ACCOUNTING PRONOUNCEMENTS

Consolidation of Variable Interest Entities -- On January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN No. 46-R") to address certain FIN implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements for companies that have interests in entities that are Variable Interest Entities ("VIE") as defined under FIN No. 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN No. 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation was effective no later than the end of the first interim or reporting period ended March 31, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim period or reporting period ended after December 15, 2003. As of May 31, 2005, the Company did not have an interest in any VIE's, and accordingly, the adoption of the provisions of this interpretation by the Company did not have a material effect on its financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123-R"). SFAS No.123-R is a revision of SFAS No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25,
Accounting for Stock Issued to Employees. SFAS No.123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in

SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

Fuego Entertainment, Inc. was originally incorporated under the laws of the State of Nevada on December 30, 2004 as "Durango Entertainment, Inc." On February 15, 2005, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name to "Fuego Entertainment, Inc."

Please note that throughout this report, and unless otherwise noted, the words "we," "our," "us," the "Company," or "Fuego," refers to Fuego Entertainment, Inc.

CURRENT BUSINESS OPERATIONS

We are engaged in the directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions. We also provide management, marketing, and public relations services to the entertainment industry.

We were founded by our President, Hugo M. Cancio, who has spent the last five years successfully owning and operating Ciocan Entertainment & Music Group, a record label and film production company that produces Cuban and world entertainment and is extremely well-known throughout the Latin Market - both in Latin America and the U.S. Fuego was formed in order to cross over into mainstream America with some of Ciocan's Latin music and film products as well as to produce music, films, and television programs geared toward the English speaking markets. By combining the efforts and products of Fuego and Ciocan, it is our intention to reach both markets at the same time as well as further penetrate Europe where Latin music is very popular. At the present time, we have not entered into any agreements with Ciocan to license, produce or distribute any Ciocan products. Ciocan has not, does not now, nor does it intend to, conduct any business operations of any kind in Cuba or any Cuban nationals.


DISTRIBUTION AND PUBLISHING

Fuego at the present time does not have any finished product to offer for distribution, however several products are in production stages. Once these products are completed we will make contact with several distributors around the world with whom Mr. Cancio has conducted business via Ciocan Entertainment and other products. Ciocan and Hugo Cancio have contacts with distributors in Spain, France, Italy, Germany, England, Portugal, Japan, China and the US. These distributors include HL Distributors, Reyes Distribution, Vale Music, Video Distributors, GB Distributors, Actual Records & Films Distributors, Latin Universe, International Record Distributors, Kubaney Records, Incredible CD's Distributors, Ricon Musical, Distribuidora Nacional of Puerto Rico, and Musica Latina Distributors. Ciocan's largest distribution products are music CD's.

The method Ciocan uses to select clients is by traveling every year to the shows and conventions related to music products distributions such as MIDEM, BILLBOARDS and film and television shows and conventions such as MIPCOM NATPE as well as the already established film festivals around the world such as: Cannes, Berlin, Miami, and Sundance.

Out-sourcing process: We intend to send products to established distributors ( distributors that are well established in the market with whom Ciocan and Cancio have done business with) on payment terms of net 30 or net 60 , and cash on delivery to those we consider new clients. We have a no return policy. Net 30/60 terms are credit terms for established good standing accounts, meaning we send them product and they pay us in 30 or 60 days depending on the credit term. All new accounts are on cash only basis.

We also intend to license products from Sun Flower Publishing, which receives royalties for products sold as well as for songs played on the radio and television and licensed for soundtracks. We are in preliminary discussions with Sun Flower Publishing at this time and expect to enter into a definitive agreement within the next six months, but we have not entered into any definitive agreement as of yet.

There is no written agreement setting forth definitive terms between Ciocan and Fuego at this time. However, Ciocan has agreed to license Fuego its music library upon mutually acceptable terms to be negotiated in the near future. Mr. Hugo Cancio as the majority owner of Ciocan has already committed to approve this agreement once definitive terms are mutually agreed upon .


ADVERTISING AND PROMOTIONAL SERVICES

In terms of advertising and promoting our products, we currently use freelance individuals and marketing firms to assist with this function. However, we are investigating the possibility of bringing this function in-house in the near future as revenues permit. We have used and will continue to use on a project to project basis the services of F&F Media Corp. F&F Media Corp. distributes information to the local and international media pertaining to our artist new releases or events and organizes the interviews and to markets and promotes our concert shows in order to enhance ticket sales.

Our future plan is to hire an intern and train her in the art of advertising and marketing. For the past seven (7) years, Mr. Cancio has developed relationships with the local and international media and media outlets. This will help us in bringing our advertising and marketing functions in-house. Our goal is to bring these services in-house within the next 12 months if our revenues permit..It is management's belief that this will have a positive effect in our business operation as it will allow us to advertise, market and promote our artists, projects and services from within, We estimate that $ 40,000 a year in extra revenue will permit us to accomplish this goal. Management believes that our likelihood of earning this additional revenue within the next twelve months is favorable, though there can be no assurance that we will earn such revenues within this stated time frame. Our failure to earn this additional revenue could negatively impact our ability to bring advertising and marketing functions in-house.

PROJECTS

U.S. Tour of Havana Night Club, Celebrate Freedom Tour 05 is being co-presented by Fuego. This is our only relationship with this tour and means that we have assisted the creators in organizing the tour, and that we have made a financial investment of $57,400 in the tour. The show includes 51 musicians, singers, and dancers and, according to the Miami Herald and L.A. Times, is the largest musical show from Cuba to appear in the United States in about 50 years. The cast of Havana Night Club are all legal residents of the US. They reside in Las Vegas, Nevada, therefore they are not in contact directly or indirectly with Cuba. No members or representatives of Fuego Entertainment travel on business to Cuba or transacts business with banks or other entities in Cuba.

The Trader Show is a reality television show based on the real life activities of amateur and professional stock traders. While there are many forms of stock trading, The Trader Show places an emphasis on the activities of day traders. The show focuses on the real life activities of Anthony Pullicino (A.K.A., The Trader), who quit his sales position at a BMW dealership in order to satisfy his desire to perfect his trading abilities and earn even greater profits. The show includes Anthony's circle of influence, from those who give advice to him to those he advises. As Anthony investigates and researches public companies to invest in, it is necessary from time to time for him to venture out and actually be on the site of his next investment. From gold mining companies in Ecuador, to diamond mining companies in Canada, to financial organizations in the U.S., The Trader Show follows the trail of The Trader, documenting his every move and delivering it to television sets around the country. Ups and downs, profits and losses, happiness and sadness, The Trader Show captures it all and shows the reality of life as a stock trader to the world. We have no firm plans for its showing. The Show is still in production stages having shot 4 episodes out of 12 needed to complete a pilot for a first season. Mr. Pullicino participated in the shooting of several scenes and assisted in developing the original concept of the show. Mr. Pullicino is no longer the central character of the show, there are no other relationships between us and Mr. Pullicino regarding this show, and there are no outstanding obligations owed to Mr. Pullicino regarding his participation in this show.

The show was created by Hugo Cancio. The show is meant to capture the dynamics of investing in the stock markets. We have completed filming several episodes for the show, however we have temporarily stopped filming to rewrite the script. Originally the show was based on the life of one individual who is an active investor, a stock trader, we are now writing the script to where there are now ten investors competing against each other. Competition is a key ingredient in today's reality shows, and we want our show to be able to successfully compete with other reality shows such as "The Apprentice." There can be no assurance that we will be successful in achieving this goal.

It is not part of our revised script for our show to visit any gold mine in Ecuador. Mr. Pulluccino is no longer the main character on our show and therefore will not be making any visits as part of the cast of the show.

The diamond mining companies that Mr. Pullucino was going to investigate were; Dee Beers, and Shore Gold. There is no direct or indirect relationship between Fuego Entertainment or Mr. Cancio with any of these companies. These companies were selected by Mr. Pullicino as they are the only active mining companies in Canada.

There are currently three people working on the creation of the show and that includes Hugo Cancio as the show creator and Executive producer.

A budget will be determined once the new script is finalized. Once we have finalized our new version of the script, we will contact several television and cable network executives to pitch them the idea for our reality show.

Expected revenues for this project are speculative at this time and cannot be precisely determined or predicted. There is no assurance the show will ever be picked up by any network or that it will ever generate any revenue.


TARGET MARKETS

With its current offerings, our entertainment products appeal to both the Latin and English-speaking markets. We offer a wide selection of hip-hop, rap, pop, and contemporary music as well as films encompassing the documentary and reality television genre - thereby crossing all age groups, sexes, income levels, and races.

STRATEGY AND IMPLEMENTATION SUMMARY


In the entertainment industry, a key factor to success is the reputation and visibility of the company. A successful, well-known company will attract the best artists and products, create the best, most financially-rewarding industry deals, and have the highest distribution rates and channels. Fortunately, through Hugo Cancio's established industry reputation and Ciocan's achievements in the Latin market, Fuego has successfully entered the marketplace in Latin America and the U.S. and, in management's opinion, is poised for future success.


ADVERTISING AND MARKETING STRATEGY

In terms of marketing the end products to the consumer, we intend to utilize a variety of methods, including radio, television, print advertising, public relations efforts, and press mention, depending on the project. By bringing the marketing functions in-house, we will be able to further penetrate the marketplace and increase its brand awareness as well as generate incremental revenues. Currently, we are not conducting any specific sales and marketing campaigns.

SALES STRATEGY

We have already developed strong relationships with the channels of distribution for the products as well as works with reputable distributors to place the products within retail stores, music stores across the globe, including Specs Music, Tower Records, Descarga.com. Timba.com, El Museo del Disco, Lily's Records, Music Latina,. We also stay in close contact with various radio stations, television producers, newspaper editors. in order to get our artists' songs played on the radio, on televised shows, and to generally gain public exposure for our artists. There are no agreements with these stores or various radio stations, television producers, and newspapers editors.


COMPETITION

Our competitors are major and independent entertainment companies. We are a small company compared to most of our competitors, and many such competitors have greater financial, managerial, distribution and marketing resources than us. In addition, these competitors may have pre-existing relationships with providers and purchasers that we will be trying to develop. Existing or future competitors may develop or offer services that provide price, service or other advantages over those offered by us. If we fail to compete successfully against our current or future competitors with respect to these or other factors, our business, financial condition, and results of operations may be materially and adversely affected and could affect our ability to remain an on-going concern.

RESEARCH AND DEVELOPMENT ACTIVITIES

No research and development expenditures have been incurred, either on our account or sponsored by customers, to the date of our inception.

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

EMPLOYEES

We do not employ any persons on a full-time or on a part-time basis. Hugo M. Cancio is our President, Chief Executive Officer, Chief Financial Officer and Secretary. Mr. Cancio is responsible for all of our day-to-day operations. Other services are provided by outsourcing and consultant and special purpose contracts.

                                EXECUTIVE OFFICES

We lease our principal office space located at 19250 NW 89th Court, Miami, Florida 33018. This facility is personally owned by Hugo Cancio and is leased back to the Company for $700 per month in rent. Total rent expense from inception to August 31, 2005 was $5,600.

                                LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors and executive officers, their ages, positions held are as follows:


NAME                  AGE   POSITION               TERM COMMENCED       TERM EXPIRES
-------------------- ----- ----------------------- -------------------- ------------------
Hugo M. Cancio        41    President, Treasurer,   December 30, 2004    December 29, 2005
19250 NW 89th Court         Secretary, Director
Miami, FL 33018
-------------------- ----- ----------------------- -------------------- ------------------

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

HUGO M. CANCIO, President, Treasurer, Secretary and Director, Age 41, is our sole officer and director. Since 2003, Mr. Cancio has served as the president of Ciocan Entertainment and Music Group, L.L.C., an independent film and music company. Prior to 2003, Mr. Cancio was self-employed as an independent film and music producer since 1990. Mr. Cancio attended Miami-Dade Community College where he studied Business Administration. Mr. Cancio is not an officer or director of any other publicly traded company.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

During the past five years, none of our directors, executive officers or persons that may be deemed promoters is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

                             EXECUTIVE COMPENSATION

During the last fiscal year, none of our directors were compensated for their roles as directors. Our Officers and directors may be reimbursed for any out-of-pocket expenses incurred by them on behalf of our company. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans. Executive compensation is subject to change concurrent with our requirements.

SUMMARY COMPENSATION TABLE

None of our executive officers received an annual salary and bonus that exceeded $100,000 during the fiscal year ending December 31, 2004. The following table sets forth the compensation received by Hugo M. Cancio, our sole officer and director.


                                      ANNUAL COMPENSATION           LONG TERM
                                                                   COMPENSATION

NAME AND                    12/30/04     SALARY         OTHER       SECURITIES
PRINCIPAL POSITION          through                                 UNDERLYING
                            8/31/05                                   OPTIONS

Hugo M Cancio                             $24,000         $0          N/A
President,Treasurer
Secretary and Director




             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS


COMPENSATION OF DIRECTORS

Generally, our Directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors. Directors are entitled to reimbursement of expenses incurred in attending meetings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ciocan Entertainment and Music Group, LLC, "Ciocan" is an entertainment company owned by Hugo M. Cancio, our sole officer, director and principal shareholder. Ciocan creates products for the Latino Market in and out of the United States borders and will use our company to market, promote and commercialize some its products (music, films, documentaries, artist, etc) for the Anglo and international markets. During the five month period ended May 31, 2005, Ciocan advanced to the Company a total of $31,552 of which, $29,850 was applied towards the purchase, by Ciocan, of 5.5 million shares of the Company's common stock, and $1,400 was charged for rent, leaving a balance advanced of $302 as of May 31, 2005 and $0 as of August 31, 2005. Also, an advance of $124 was owed to a stock subscriber as of August 31, 2005.

We lease our principal office space located at 19250 NW 89th Court, Miami, Florida 33018. This facility is personally owned by our sole officer, director and principal shareholder, Hugo M. Cancio, and is leased back to us for $700 per month in rent. Total rent expense from inception to August 31, 2005 was $5,600.

On January 6, 2005, we issued 7,772,670 shares of our common stock to our sole officer and director, Hugo M. Cancio, for services rendered to our company in connection with our organization and formation at a value of $7,772.67.

With respect to Sunflower Publishing, Anthony Hattenbach is an independent music producer and promoter. Mr. Cancio and Mr. Hattenbach have known each other for many years, however, they have no current working relationship. Sunflower Publishing is a publishing company Mr. Cancio started several years ago for the purposes of managing artist compositions. However, Mr. Cancio later moved away from the publishing business to focus on Music, Film and Concert Productions. At the present time Mr.Cancio no longer owns any interest in Sunflower Publishing nor there is a working relationship with that company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 15, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.



NAME AND ADDRESS OF               AMOUNT AND NATURE OF       PERCENT OF
BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP

Hugo M. Cancio                        7,772,670 Direct         22.23%
19250 NW 89th Court
Miami, FL 33018

Ciocan Entertainment Film             5,500,000 Direct         15.73%
and Music Group, L.L.C.
19250 NW 89th Court
Miami, FL 33018
--------------------------------------------------------------------------------
All Officers, Directors                                        37.96%
And 5% Shareholders


* Hugo M. Cancio is the controlling shareholder of Ciocan Entertainment Film and Music Group, L.L.C. which owns 5,500,000 shares of our common stock.

CHANGES IN CONTROL

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

                           DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 common shares with a par value of $0.001. As of November 15, 2005 we had 34,959,562 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.


                              PLAN OF DISTRIBUTION

The Selling Shareholders of the common stock of Fuego Entertainment, Inc., and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sales price to the public has been determined by the shareholders to be $0.25 per share. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The Selling Shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- settlement of short sales entered into after the date of this prospectus;

- broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

- any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholders does not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange

Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.


                         DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.25 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept, without regard to our asset value, earnings, book value or other objective criteria. The price of $0.25 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that any market will develop for our securities.


                              SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock issued. Because the Selling Shareholders may offer all or only some portion of the 12,534,647 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of November 15, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. None of the Selling Shareholders is a broker-dealer, or an affiliate of a broker-dealer. Each shareholder received their shares pursuant to a private placement conducted between the date of our inception through November 15, 2005.


 Selling Shareholders          Shares of Common   Shares of       Shares of        Percentage of   Percentage
                               Stock Owned        Common Stock    Common Stock     Common Stock    of Common
                               Prior to Offering  to be Offered   Owned  After     Owned Before    Stock Owned
                                                  for Sale        the Offering     the Offering    After the
                                                                                                   Offering
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Maritza de la Torre           1,800,000          1,800,000       0                5.15%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Braynert Marquez              10,000             10,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Juan Ramon Guzman             500,000            500,000         0                1.43%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jose Gomez                    1,400,000          1,400,000       0                4.00%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Johnna Catanella              1,000              1,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Katie Hale                    200                200             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Edward Kamisky                20,000             20,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Joseph MacCarthy              11,111             11,111          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Linda M. Vance                12,000             12,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jimmy Hopler                  1,000              1,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Dan York                      2,777              2,777           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Charles Short                 1,000              1,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Anthony Hattenbach            1,500,000          1,500,000       0                4.29%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jason Webb                    13,888             13,888          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Cherie Cancio  (1)            1,100,000          1,100,000       0                3.15%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Miguel A. Cancio (2)          1,600,000          1,600,000       0                4.58%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Sunflower Publishing (3)      500,000            500,000         0                1.43%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Ana M. Cancio (4)             1,000,000          1,000,000       0                2.86%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Christy Cancio (5)            1,000,000          1,000,000       0                2.86%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Vivianka Cancio (6)           200,000            200,000         0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Rogelia Morua                 1,800,000          1,800,000       0                5.15%           0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------

                                       30

Selling Shareholders - continued.


----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Selling Shareholders          Shares of Common   Shares of       Shares of        Percentage of   Percentage
                               Stock Owned        Common Stock    Common Stock     Common Stock    of Common
                               Prior to Offering  to be Offered   Owned  After     Owned Before    Stock Owned
                                                  for Sale        the Offering     the Offering    After the
                                                                                                   Offering
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Roberto Soto                  3,000              3,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Louis Mendez                  20,000             20,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Lee Delor                     5,000              5,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Berberly Jo Mehlman           10,000             10,000          0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 TRW Family Limited            5,555              5,555           0                *               0
 Partnership (7)
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Verna Tucker & Roger Summers  5,555              5,555           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Jonathan D. Gildin & Leah     1,500              1,500           0                *               0
 Gildin
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Noleia Guzman                 250                250             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Juan R. Guzman & Noelia Sosa  200                200             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Kenneth Hicks and Sandra      1,000              1,000           0                *               0
 Hicks
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Choice Mortgage Funding,      1,000              1,000           0                *               0
 Inc. (8)
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Hope Seitzinger               500                500             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Kevin West                    2,000              2,000           0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Mary Alice Seagill            555                555             0                *               0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Behrens International Group   5,556              5,556           0                *               0
 (9)
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------
 Total                         12,534,647         12,534,647      0                35.85%          0
 ----------------------------- ------------------ --------------- ---------------- --------------- --------------


(1)      Cherie Cancio is the daughter of Hugo M.Cancio.
(2)      Miguel A. Cancio is the father of Hugo M. Cancio.
(3)      Sunflower Publishing is controlled by Anthony Hattenbach.
(4)      Ana M. Cancio is the wife of Hugo M. Cancio.
(5)      Christy Cancio is the daughter of Hugo M. Cancio.
(6)      Vivianka Cancio is the sister of Hugo M. Cancio.
(7)      TRW Family Limited Partnership is controlled by Roxanne Wojtowicz

(8)      Choice Mortgage Funding, Inc. is controlled by Jason Webb.
(9)      Behrens International Group is controlled by Judi Behrens.

We may require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                                  LEGAL MATERS

The validity of the common stock offered by this prospectus has been passed upon by The O'Neal Law Firm, P.C., 17100 East Shea Boulevard, Suite 400-D, Fountain Hills, Arizona 85268.

                                 TRANSFER AGENT

Our transfer agent is First American Stock Transfer, 706 E. Bell Road, Suite 201, Phoenix, Arizona 85022.

                                     EXPERTS

The consolidated financial statements of Fuego included in this registration statement have been audited by Braverman International, P.C. to the extent and for the period set forth in their reports appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

                         DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Lexington Resources, Inc., the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fuego Entertainment, Inc.. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS


                            FUEGO ENTERTAINMENT, INC.


                                TABLE OF CONTENTS




                                                                         PAGE
  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ................ 34
  BALANCE SHEETS ......................................................... 35
  STATEMENTS OF OPERATIONS ............................................... 36
  STATEMENTS OF STOCKHOLDERS' EQUITY ..................................... 37
  STATEMENTS OF CASH FLOWS ............................................... 38
  NOTES TO FINANCIAL STATEMENTS .......................................... 39



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
FUEGO ENTERTAINMENT, INC.
Miami, Florida

We have audited the accompanying balance sheet of FUEGO ENTERTAINMENT, INC. (a Nevada corporation) as of May 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the period from December 30, 2004 (inception) to May 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FUEGO ENTERTAINMENT, INC. as of May 31, 2005, and the results of its operations and its cash flows for the period from December 30, 2004 (inception) to May 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



Braverman International, P.C.
Prescott, Arizona
August 3, 2005

                            FUEGO ENTERTAINMENT, INC.
                                 BALANCE SHEETS


                                                 August 31,     May 31,
                                                    2005         2005
                                                 ---------    ---------
                                                (unaudited)
                                     ASSETS
                                     ------

CURRENT ASSETS
      Cash                                       $   6,162    $   7,479
      Account receivable-trade                      17,133       16,833
      Deferred tax asset                             4,884        3,375
      Other                                          1,501        1,552
                                                 ---------    ---------
                Total Current Assets                29,680       29,239
                                                 ---------    ---------

EQUIPMENT, net of accumulated depreciation
    of $939 and $206                                 1,831        2,449

 OTHER ASSETS
       Production costs                             63,679       50,432
       Investment                                   57,400       57,400
       Deferred initial public offering costs       25,014         --
       Logo, net                                     2,475        2,610
                                                 ---------    ---------
                Total Other Assets                 148,568      110,442
                                                 ---------    ---------

                                                 $ 180,079    $ 142,130
                                                 =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES

      Accounts payable                           $  20,323    $  18,208
      Advances from related parties                    124          302
      Income taxes payable                          21,271       20,109
      Deferred revenue                               9,967        4,691
                                                 ---------    ---------

       Total Current Liabilities                    51,685       43,310
                                                 ---------    ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, par value $.001, 75,000,000
  shares authorized, 27,483,971 and
   13,272,670 shares outstanding, respectively      27,486       13,273
Paid in capital                                     73,674       46,058
Common stock subscribed, 7,475,591 and
   and 21,663,854, respectively                     21,067       43,274
Common stock subscriptions receivable              (21,067)     (43,274)
Retained earnings                                   27,234       39,489
                                                 ---------    ---------

Total Stockholders' Equity                         128,394       98,820
                                                 ---------    ---------

                                                 $ 180,079    $ 142,130
                                                 =========    =========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC
                            STATEMENTS OF OPERATIONS

                                                                            From
                                                 Three Months Ended  December 30, 2004
                                                      August 31,       (Inception) to
                                                        2005             May 31, 2005
                                                  ----------------    ----------------
                                                   (unaudited)
REVENUE                                           $         18,819    $        125,128
                                                  ----------------    ----------------

COSTS AND EXPENSES
   Cost of revenue                                            --                17,000
   Selling, general and administrative                      30,668              51,494
   Depreciation and amortization                               753                 411
                                                  ----------------    ----------------

   Total costs and expenses                                 31,421              68,905
                                                  ----------------    ----------------

Income (loss) before provision for income taxes            (12,602)             56,223

Provision for (benefit from) income taxes                     (347)             16,734
                                                  ----------------    ----------------

NET INCOME (LOSS)                                 $         12,255)   $         39,489
                                                  ================    ================

BASIC AND FULLY DILUTED EARNINGS (LOSS)
  PER SHARE                                                *                   *
                                                  ================    ================
WEIGHTED AVERAGE NUMBER OF

  COMMON SHARES OUTSTANDING - BASIC                     19,658,491          12,172,670
                                                  ================    ================
WEIGHTED AVERAGE NUMBER OF

  COMMON SHARES OUTSTANDING - FULLY DILUTED             19,658,491          33,713,910
                                                  ================    ================


*  less than $(.01) per share

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                            STATEMENTS OF CASH FLOWS


                                                                            From
                                                 Three Months Ended   December 30, 2004
                                                      August 31,        (Inception) to
                                                        2005              May 31, 2005
                                                  -----------------    -----------------
                                                      (unaudited)
OPERATING ACTIVITIES
    Net income (loss) from operations             $         (12,255)   $          39,489
    Adjustments to reconcile net income to net
      cash provided by  operating activities
           Contributed capital                                6,800               21,708
           Depreciation and amortization                      1,004                  411
    Changes in operating assets and liabilities
           Accounts receivable                                 (300)             (16,833)
           Deferred tax asset                                (1,509)              (3,375)
           Other current asset                                   51               (1,552)
           Accounts payable                                   2,115               18,208
           Income taxes payable                               1,162               20,109
           Deferred revenue                                   5,276                4,691
                                                  -----------------    -----------------
NET CASH PROVIDED  BY OPERATING ACTIVITIES                    2,344               82,856
                                                  -----------------    -----------------

INVESTING ACTIVITIES
         Purchased of equipment                                (206)              (2,770)
         Production costs                                   (13,247)             (50,432)
         Investments                                           --                (57,400)
         Logo                                                   (45)              (2,700)
                                                  -----------------    -----------------
NET CASH (USED BY) INVESTING ACTIVITIES                     (13,498)            (113,302)
                                                  -----------------    -----------------

FINANCING ACTIVITIES
         Proceeds from sale of common stock                  35,029               37,623
         Deferred financing costs                           (25,014)                --
         Advances from related parties                         (178)                 302
                                                  -----------------    -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                     9,837               37,925
                                                  -----------------    -----------------

NET INCREASE IN CASH                                         (1,317)               7,479

CASH, BEGINNING OF PERIOD                                     7,479                 --
                                                  -----------------    -----------------

CASH, END OF PERIOD                               $           6,162    $           7,479
                                                  =================    =================

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                      Subscriptions
                                                  Common Stock                   ------------------------    Retained
                                           -----------------------    Paid-in      Common        Amount      Earnings
                                              Shares      Amount      Capital      Stock      Receivable     (Deficit)      Total
                                           ----------- -----------  -----------  -----------  -----------  -----------  -----------
Balance, at inception                             --   $      --    $      --    $      --    $      --    $      --    $      --
Proceeds from sale of common stock for
     $.001 per share                         7,772,670       7,773                                                            7,773

Proceeds from sale of common stock fo
     $.006 per share                         5,500,000       5,500       24,350                                              29,850

Common stock subscribed
     21,262,530 shares @ $.001 per share                                              21,262      (21,262)                     --
     295,450 shares @ $.009 per share                                                  2,955       (2,955)                     --
     105,874 shares @ $.179 per share                                                 19,057      (19,057)                     --

Contributed services                                                     21,708                                              21,708

Net income                                                                                                      39,489       39,489
                                           ----------- -----------  -----------  -----------  -----------  -----------  -----------
Balance, May 31, 2005                       13,272,670      13,273       46,058       43,274      (43,274)      39,489       98,820
(unaudited)
Proceeds received from subscribed shares    14,183,386      14,184       15,820      (30,005)      30,005                    30,004

Proceeds from sale of common stock for
     $.18 per share                             27,915          29        4,996                                               5,025

Common stock subscribed
     53,111 shares @.179 per share                                                     9,561       (9,561)                     --

Common stock subscriptions deleted
     10,000 shares @ .001 per share                                                      (10)          10
     40,500 shares @ .009 per share                                                     (405)         405
      7,488 shares @ .179 per share                                                   (1,348)       1,348

Contributed services                                                      6,800                                               6,800

Net income (loss) for the three months                                                                         (12,255)     (12,255)

                                           ----------- -----------  -----------  -----------  -----------  -----------  -----------
Balance, August 31,  2005 (unaudited)       27,483,971 $    27,486  $    73,674  $    21,067  $   (21,067) $    27,234  $   128,394
                                           =========== ===========  ===========  ===========  ===========  ===========  ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                            FUEGO ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (Information as of August 31, 2005 is Unaudited)

1. NATURE OF BUSINESS

Fuego Entertainment, Inc. (the "Company") is primarily engaged in the directing, production, marketing, and distribution of entertainment products, including feature and short films, documentaries, television shows, music, and tour productions. The Company also provides management, marketing, and public relations services to the entertainment industry.

2. Significant Accounting Policies

BASIS OF PRESENTATION
The accompanying financial statements include the accounts of the Company formed in the State of Nevada on December 30, 2004. The Company was originally formed as Durango Entertainment, but changed its name to Fuego Entertainment in March 2005. These financial statements reflect the use of significant accounting policies, as described below and elsewhere in the notes to the financial statements, and are prepared in accordance with accounting principles generally accepted in the United States of America. The fiscal year end of the Company is May 31.

REVENUE RECOGNITION
Revenue from the sale of film and television programming rights and license arrangements is recognized only when persuasive evidence of a sale or arrangement with a customer exists, the project is complete, the contractual delivery arrangements have been satisfied, the license period has commenced if applicable, the arrangement fee is fixed or determinable, collection of the arrangement fee is reasonably assured, and other conditions as specified in the respective agreements have been met.

Revenue from production services for third parties is recognized when the production is completed and delivered. All associated production costs are deferred and charged against income when the film is delivered and the related revenue is recognized.

Fees for other services provided to third parties are recognized as revenues when the services are performed and there is reasonable assurance over the collection of the fees.

Cash received in advance of meeting the revenue recognition criteria described above is recorded as deferred revenue.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
The Company uses the allowance method for bad debts. Based on historical collection activity, no allowance is deemed necessary.

ADVERTISING EXPENSES
Advertising costs are expensed as incurred, except for costs related to the development of a property and/or live-action television program commercial or media campaign which are expensed in the period in which the commercial or campaign is first presented. Advertising expenses are included in advertising and marketing expenses in the accompanying statement of operations.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of all liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximate the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash and short-term investments.


INCOME, LOSS PER COMMON SHARE
Basic income per common share is calculated on the average number of common shares outstanding during each period. Diluted income per common share is based on the average number of common shares outstanding during each period, adjusted for the effect of outstanding stock subscriptions. Loss per common share during the current 3 months does not involve outstanding stock subscriptions as the effect would be antidilutive.


FILM AND TELEVISION COSTS
The Company accounts for its film and television costs pursuant to AICPA Statement of Position ("SOP") No. 00-2, Accounting by Producers or Distributors of Films. The cost of production for film and television production costs, including direct costs, production overhead and interest are capitalized and amortized using the individual-film-forecast method under which such costs are amortized for each program in the ratio that revenue earned in the current period for such program bears to management's estimate of the ultimate revenues to be realized from all media and markets for such program. Management regularly reviews, and revises when necessary, its ultimate revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization applicable to such title and/or a write-down of the value of such title to estimated fair value. These revisions can result in significant quarter-to-quarter and year-to-year fluctuations in film write-downs and rates of amortization. If a total net loss is projected for a particular title, the associated film and television costs are written down to estimated fair value. All exploitation costs, including advertising and marketing costs are expensed as incurred. Television adaptation and production costs that are adapted and/or produced are stated at the lower of cost, less accumulated amortization, or fair value.

INVESTMENT
The Company invested a total of $57,400 in a series of shows to be presented in 5 cities in the United States, from which it was to receive the return of its investment based on a percentage of ticket sales from all shows performed, and then participate in the net income of all of the shows after their completion which is anticipated to occur at the end of the summer of 2006.

The three shows performed as of May 31, 2005, exhausted the available funds according to the producer/promoter since she decided to incur additional costs for high definition filming, production costs for a live recording of a compact disc, and a substantial payment to secure the services of an Oscar Winner Film Director. In the opinion of the president/CEO of the Company, whose background includes substantial tour production, the majority of shows on tour typically incur front-end costs of this type and magnitude, prior to realizing the financial benefits from subsequent shows during the tour, and are therefore, not incurred ratably throughout the tour.

As a direct result of the first three shows absorbing all of the available funds for the tour as explained above, the initial royalty agreement with the Company was renegotiated to allow deferral of any repayments to the Company of its investment until future shows are performed. The Company does not consider this deferral as a basis for amortization of its investment or impairment thereof.

In addition to expecting full recovery of the investment, the Company believes additional shows may be added to the tour depending on the success achieved during the remaining shows, which are expected, when performed, to provide additional revenues to the Company .

The tour being presented is a more expanded version of the same show being presented semi-weekly at the Stardust hotel in Las Vegas, Nevada, which has enjoyed near sell-out performances during its tenure.

In the unlikely event that the investment is not recoverable, in part or in whole, based on the available facts and circumstances at any date in the future, management will impair or write off its investment in the tour against earnings at that time. In the opinion of management, the investment is recoverable at the present time.

EQUIPMENT
Equipment is carried at cost, net of accumulated depreciation. Depreciation is provided on the straight-line method based on the estimated useful lives of the assets, which range from 2.5 years to 5 years.

INTANGIBLE ASSETS
The company has capitalized its logo cost. Amortization is provided ratably over a 5 year useful life, commencing with April 1, 2005, the date on which the logo was acquired by purchase.


DEFERRED INITIAL PUBLIC OFFERING COSTS
Deferred initial public offering costs, principally legal and audit fees, are deferred until the successful completion of the pending registration of the Company's common stock on Form SB-2, at which time all such costs will be charged against paid in capital. If unsuccessful, these deferred costs will be charged against income at that time.


INCOME TAXES
Deferred income taxes will be recorded for the temporary differences between the financial statement and tax bases of assets and liabilities using current tax rates. Valuation allowances will be established against deferred tax assets whenever circumstances indicate that it is more likely than not that such assets will not be realized in future periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash and cash equivalents, accounts receivable, investments, prepaid expenses and other current assets, unearned revenue, accounts payable and accrued expenses, and other liabilities approximate their fair values principally because of the short-term maturities of these instruments.

NEW ACCOUNTING PRONOUNCEMENTS
Consolidation of Variable Interest Entities - On January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued FIN No. 46 (Revised) ("FIN No. 46-R") to address certain FIN implementation issues. This interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements for companies that have interests in entities that are Variable Interest Entities ("VIE") as defined under FIN No. 46. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE's losses or receives a majority of the VIE's expected gains it shall consolidate the VIE. FIN No. 46-R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation was effective no later than the end of the first interim or reporting period ended March 31, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim period or reporting period ended after December 15, 2003. As of May 31, 2005, the Company did not have an interest in any VIE's, and accordingly, the adoption of the provisions of this interpretation by the Company did not have a material effect on its financial position or results of operations.

In December 2004,  the FASB issued Statement of Financial  Accounting  Standards
("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123-R"). SFAS No.123-R is a revision of SFAS No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No.123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

3. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of temporary cash investments and accounts receivable. The majority of the cash and cash equivalents are maintained with major financial institutions in the United States of America. Credit risk on accounts receivable is minimized by the Company by performing ongoing credit evaluations of its customers' financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses. One customer for which a corporate video was produced accounted for 60% of total operating revenues from inception to May 31, 2005, and for the three months ended August 31, 2005 one customer accounted for 55% of total operating revenues.

4. Capitalized production costs

Capitalized production costs represent development costs incurred on projects in process. A summary of these costs as of May 31, 2005, and August 31, 2005 follows:


                                                                August 31,    May 31,
                                                                    2005      2005
The Trader  Show is a reality  television  show based on the     $38,852      $27,842
real life  activities  of  amateur  and  professional  stock
traders.   The  Trader   Show  places  an  emphasis  on  the
activities of day traders.

Gold in  Ecuador  is the  story  of a small  mining  town of     15,148       15,148
Portobello.  In  1916  Mellick  Tweedy  traveled  on a  mule thought the jungle of a small  mining tow in  Ecuador,  this small town became one of the biggest gold exporters in South
America.  Fifty years ago American company SADCO,  abandoned the  American  shaft,  one of the  oldest  gold mines in the world,  leaving  the town of  Portobello  and its  people in ruins.  Today,  the people of Portobello have a new hope, or do they? The Americans are back in Portobello  searching for
Gold.

One Million  Millionaires,  This is a documentary  that will      6,800        6,800
capture the life of a  controversial  individual,  Mr. Urban
Casavant and his dream of making 1 million millionaires. For some he is the  hope  of  their  life,  for  others  he is a dreamer,  however,  thousands follow him and wait patiently.
The  film  will  cover  his  life  from  the  time  he was a
low-income  earning  prison  guard  to   multimillion-dollar
businessman.

Counterfeit  Conspiracy  is a  documentary  on stock  market      2,879          642
scandals:   Still  in   production   filming   several  more
interviews.  Wall Street insider  trading  scandals from the
1980's to present, covers the various scandals, reportage of
court  documents,   testimony,   and  interviews  with  some
participants  to  fashion an  authoritative  account of what happened. For example,  Milliken, the Drexel Burnham Lambert junk bond king who convinced many savings  institutions  and insurance  companies to buy these bonds in large quantities.
It will also  document  the illegal  practice of Naked Short
Selling  perpetrated  by  some  offshore  organizations  and self-inflicted by some companies.

    Total capitalized production costs                          $63,679     $ 50,432
                                                              =========  ===========

All of the above films are in production and none have been acquired from other parties. None have been released into the market or are generating revenues except for incidental advance sales of DVD's for Counterfeit Conspiracy totaling $4,691 as of May 31, 2005 and $6,295 as of August 31, 2005. Advance sales have been classified as deferred revenue in the accompanying balance sheets. No amortization has commenced on any film products in production, and there are no other films owned by the Company.

Amortization of all of the above costs is estimated to commence within the next fiscal year, based upon their anticipated completion dates, with the possible exception of the costs incurred in the Trader Show, which the Company will not be able to begin marketing to television companies until completion thereof, expected by the end of calendar 2006.. The Trader Show costs represent the only costs in production to be considered a direct-to-television product.

5. Commitments:

The Company leases office and equipment from a related party for $700 a month. Total rent expense from inception to May 31, 2005 was $3,500 and for the three months ended August 31, 2005 was $2,100.

6. Related Party Transactions

Ciocan Entertainment and Music Group, LLC, "Ciocan" is an entertainment company owned by the principal shareholder of the Company. Ciocan creates products for the Latino Market in and out of the United States borders and will use the Company to market, promote and commercialize some its products (music, films, documentaries, artist, etc) for the Anglo and international markets. During the five month period ended May 31, 2005, Ciocan advanced to the Company a total of $31,552 of which, $29,850 was applied towards the purchase, by Ciocan, of 5.5 million shares of the Company's common stock, and $1,400 was charged for rent, leaving a balance advanced of $302 as of May 31, 2005 and $0 as of August 31, 2005. Also, an advance of $124 was owed to a stock subscriber as of August 31, 2005.

7. Income taxes

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board Opinion No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

The provision for current income taxes is as follows as of May 31, 2005:

                                                For the three      For the five
                                                months ended       months ended
                                               August 31, 2005     May 31, 2005
Current tax expense:
   Federal tax at statutory rates                  $(4,112)            $ 19,116
   State income taxes less federal tax benefit           0                2,645
   Benefit of surtax exemptions                        125              (11,382)
   Permanent differences                             3,640                6,355
                                                 ---------            ---------
Income tax expense                                   $(347)            $ 16,734
                                                 =========            =========

The analysis of income tax expense for the three months ended at August 31, 2005 and the five months ended May 31, 2005 are as follows:


                                                For the three      For the five
                                                months ended       months ended
                                               August 31, 2005     May 31, 2005

Current                                             $1,162              $20,109
Deferred                                            (1,509)              (3,375)
                                                 ---------            ---------
Income tax expense                                   $(347)            $ 16,734
                                                 =========            =========

A deferred tax asset was recognized of $3,375 for the approximate $10,400 of temporary timing differences during the period from inception to May 31, 2005. These differences resulted from the filing of income tax returns on the cash basis, wherein certain expenses totaling $18,173 were not deductible until paid, deferred revenue of $4,691 was taxable when received, and income related to accounts receivable of $16, 833 was not taxable until collected.

A deferred tax asset was recognized of $1,509 for the approximate $7,391 of temporary timing differences during the three months ended August 31, 2005. These differences resulted from the filing of income tax returns on the cash basis, wherein certain expenses totaling $2,115 were not deductible until paid, deferred revenue of $5,276 was taxable when received.

8. Contributed Capital

The President of the Company contributed the value of his services from inception to May 31, 2005, at $15,000, and the value of other expenses totaling $6,708, which consisted of office rent of $2,100, the prorata share of auto expenses of $3,958, and legal services of $650. For the three months ended August 31, 2005, the president of the Company contributed only the value of his services at $6,800.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statute Section 78.7502 provides that:

(i) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by our stockholders;

(b) by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e) by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this registration:


SEC Registration Fees                                  $   368.83

Printing and Engraving Fees (1)                        $   500.00

Accounting Fees and Expenses                           $15,000.00

Legal Fees and Expenses                                $20,000.00

Edgarization and Filing Fees                           $ 3,000.00

Transfer Agent Fees and Expenses (1)                   $   750.00
--------------------------------------------------------------------------------
TOTAL                                                 $ 39,618.83

(1) We have estimated these amounts.

                     RECENT SALES OF UNREGISTERED SECURITIES


From inception through November 15, 2005, we issued a total of 34,959,562 shares of our common stock to those investors set forth in the table below for a total value of $ 93,718.96.


                            -------------------------

As of January 2, 2005 @ 0.001

------------------------ ---------------- -------------
      NAME                     SHARES         PAID

------------------------ ----------------- ------------
 Cherie Cancio                   1,100,000    1,1000.00
------------------------ ----------------- ------------
 Christy Cancio                  1,000,000     1,000.00
------------------------ ----------------- ------------
 Miguel Cancio                   1,600,000     1,600.00
------------------------ ----------------- ------------
 Ana Cancio                        450,000       450.00
------------------------ ----------------- ------------
 Hugo M. Cancio                 19,000,000    19,000.00
------------------------ ----------------- ------------
 Sunflower Publishing              500,000       500.00
------------------------ ----------------- ------------
 Vivianka Cancio                    75,000        75.00
------------------------ ----------------- ------------
 Rogelia Morua                   1,500,000     1,500.00
------------------------ ----------------- ------------
 Maritza de la Torre             1,200,000     1,200.00
------------------------ ----------------- ------------
 Juan Ramon Guzman                 500,000       500.00
------------------------ ----------------- ------------
 Katie Hale                            200         0.20
------------------------ ----------------- ------------
 Jose Gomez                      1,400,000     1,400.00
------------------------ ----------------- ------------
 Anthony Hattenbach                700,000       700.00
------------------------ ----------------- ------------
SUBTOTALS                       29,025,200    29,025.20
                         ----------------- ------------

As of February 1, 2005 @ 0.0054
----------------------------------------- -------------
      NAME                     SHARES         PAID

------------------------ ----------------- ------------
Ciocan Entertainment &
 Music Group, LLC                5,500,000    29,850.00
------------------------ ----------------- ------------
SUBTOTALS                        5,500,000    29,850.00
                         ----------------- ------------

As of February 25, 2005 @ 0.01
------------------------ ---------------- -------------
      NAME                     SHARES         PAID

------------------------ ----------------- ------------
Maritza De La Torre                250,000     2,500.00
------------------------ ----------------- ------------
Johnna Catanella-Davis               1,000        10.00
------------------------ ----------------- ------------
Jimmy Hopler                         1,000        10.00
------------------------ ----------------- ------------
Charles Short                        1,000        10.00
------------------------ ----------------- ------------
Hope Seitzinger                        500         5.00
------------------------ ----------------- ------------
Choice Mortgage Funding,
 Inc.                                1,000        10.00
------------------------ ----------------- ------------
Noelia de Guzman                       250         2.50
------------------------ ----------------- ------------
Juan Ramon Guzman
 & Noelia Sosa                         200         2.50
------------------------ ----------------- ------------
SUBTOTALS                          254,950     2,550.00
                         ----------------- ------------

As of April 1, 2005 @ 0.18
------------------------ ---------------- -------------
      NAME                     SHARES         PAID

------------------------ ----------------- ------------
Jason Webb                          13,888     2,499.84
------------------------ ----------------- ------------
Braynert Marquez                    10,000     1,800.00
------------------------ ----------------- ------------
Beverly Jo Mehlman                  10,000     1,800.00
------------------------ ----------------- ------------
TRW Family Limited Ptr.              5,555       999.90
------------------------ ----------------- ------------
Daniel York                          2,777       499.86
------------------------ ----------------- ------------
Linda M. Vance                      12,000     2,160.00
------------------------ ----------------- ------------
Edward W. Kamisky                   20,000     3,600.00
------------------------ ----------------- ------------
Joseph P. Mccarthy                  11,111     1,999.98
------------------------ ----------------- ------------
Lee W. Delor                         5,000       900.00
------------------------ ----------------- ------------
Verna Tucker & Roger
 Summers                             5,555       999.90
------------------------ ----------------- ------------
Johnathan Golding &
 Leah Gildin                         1,500       270.00
------------------------ ----------------- ------------
Keneth P. Hicks &
 Sandra Hicks                        1,000       180.00
------------------------ ----------------- ------------
SUBTOTALS                           98,386    17,709.48
                         ----------------- ------------

As of July 31, 2005 @ 0.18
------------------------ ---------------- -------------
      NAME                     SHARES         PAID
------------------------ ----------------- ------------
Robert Soto                          3,000       540.00
------------------------ ----------------- ------------
Louis Mendez                        20,000     3,600.00
------------------------ ----------------- ------------
Kevin West                           2,000       360.00
------------------------ ----------------- ------------
Mary Alice Seagill                     555        99.50
------------------------ ----------------- ------------
Behrens International
 Group                               5,556     1,000.08
------------------------ ----------------- ------------
SUBTOTALS                           31,111     5,599.58
                         ----------------- ------------

As of August 1, 2005 @ 0.18
------------------------ ---------------- -------------
      NAME                     SHARES         PAID

------------------------ ----------------- ------------
Vivianka Cancio                        694       124.92
------------------------ ----------------- ------------
Rogelia Morua                        1,666       299.88
------------------------ ----------------- ------------
Niurka Marques                      25,000     4,500.00
------------------------ ----------------- ------------
Cohen Enright                        2,000       360.00
------------------------ ----------------- ------------
Tucker Hoss                         20,000     3,600.00
------------------------ ----------------- ------------
Daniel York                            555        99.90
------------------------ ----------------- ------------
SUBTOTALS                           49,915     8,984.70
                         ----------------- ------------
                                34,959,562 $  93,718.96
TOTALS                   ================= ============

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

                                    EXHIBITS



Exhibit Number       Description

3.1      Articles of Incorporation (1)
3.2      Certificate of Amendment (1)
3.3      Bylaws (1)
5.1      Opinion and Consent of Counsel
23.1     Consent of Independent Auditor

(1) Incorporated by reference from Form SB-2 filed August 19, 2005

                                  UNDERTAKINGS


The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

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UNDERTAKINGS - continued

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Fuego pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.


                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Miami, Florida on November 29, 2005.


                            FUEGO ENTERTAINMENT, INC.

/s/ Hugo M.Cancio
------------------------------
Hugo M. Cancio
Principal Executive Officer

/s/ Hugo M.Cancio
------------------------------
Hugo M. Cancio
Principal Financial Officer

/s/ Hugo M.Cancio
------------------------------
Hugo M. Cancio
Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: November 29, 2005                /s/ Hugo M. Cancio
                                       ------------------
                                          Hugo M. Cancio, Director



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                      Dealer Prospectus Delivery Obligation

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



























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